Exhibit 23.2

RP® FINANCIAL, LC. Advisory | Planning | Valuation

March 11, 2019

Board of Directors
Pioneer Bancorp, MHC
Pioneer Bancorp, Inc.
Board of Trustees
Pioneer Savings Bank
652 Albany-Shaker Road

Albany, New York 12211

Members of the Boards of Trustees and Directors:

We hereby consent to the use of our firm’s name in the Notice of Intent to Convert, and any amendments thereto, to be filed with the Federal Deposit Insurance Corporation, in the Form 86-AC, and any amendments thereto, to be filed with the New York State Department of Financial Services, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of Pioneer Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

/s/ RP FINANCIAL, LC.

RP® FINANCIAL, LC.

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